Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lennox International Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-231762 and 333-181369) and Form S-3 (No. 333-234283) of Lennox International Inc. and subsidiaries of our report dated February 16, 2021, with respect to the consolidated balance sheets of Lennox International Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and Schedule II – Valuation and Qualifying Accounts and Reserves (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of Lennox International Inc. Our report refers to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842).
(signed) KPMG LLP
Dallas, Texas
February 16, 2021